Exhibit 99.1

For more information, please contact:
William D. Snider
Chief Financial Officer
(720) 956-6598
bsnider@uwbank.com

FOR IMMEDIATE RELEASE

UNITED WESTERN BANCORP, INC. REPORTS
2009 FIRST-QUARTER RESULTS

•	Net income of $3.3 million, or $.45 per diluted share, up 61% from net income of $2.0 million, or $.28 per diluted share in the fourth quarter of 2008.
•	Community bank deposits increased 22% over the fourth quarter of 2008.
•	Eighth full service banking office opens in Centennial.
•	Community bank held for investment nonperforming loans increased to $19.2 million or 1.86% of the community bank held for investment loan portfolio due primarily to two loans.
•	Net interest margin contracted to 3.48%, due to lower yields on interest earning assets.
•	Community bank loans held for investment declined $7 million in the first quarter as compared to year end, as balance sheet management strategy implemented in 2008 became effective.
•	United Western Bank remains well capitalized, core capital 8.06%, total risk based capital of 10.45%.
•	Company announces sale of Sterling Trust assets and expects gain of $35.6 million net of tax, approximately $5 per diluted share.

Denver – May 11, 2009. United Western Bancorp, Inc. (NASDAQ: UWBK) (the “Company”), a Denver-based holding company whose principal subsidiary, United Western Bank®, (the “Bank”) is a community bank focused on expansion across Colorado’s Front Range market and selected mountain communities, announced results for its 2009 first quarter.

Net income for the quarter was $3.3 million, or $.45 per diluted share, compared with $2.0 million, or $.28 per diluted share, for the fourth quarter of 2008. Income for the quarter ended March 31, 2008 was $3.4 million, or $.46 per diluted share.

Scot T. Wetzel, President and Chief Executive Officer said: “Given the challenging banking environment we are pleased with the results that we achieved in the first quarter and we are further pleased to report earnings of $3.3 million, or $.45 per share, for the first quarter of 2009.  Our core community banking business plan continues to meet our expectations, and we remain focused on working diligently and strategically for our customers and shareholders in this unprecedented environment.”

William D. Snider, Chief Financial Officer, said: “Our asset quality declined in the first quarter because of the deteriorating economic conditions, and as a result we continued to build our reserves for community bank loans. Nonperforming community bank loans held for investment were $19.2 million, representing 1.86% of the community bank held for investment loan portfolio.  In the linked fourth quarter, nonperforming community bank loans held for investment were $4.6 million.  The increase was principally related to two loans, both of which have a specific valuation allowance allocated to the loan.  In addition there were $6.8 million of nonperforming community bank loans held for sale that were nonperforming at March 31, 2009.  During the first quarter we built our reserves as we added $4.2 million to the allowance for credit losses.  Net charge offs for the first quarter of 2009 were $280,000.  Net interest margin declined 40 basis points to 3.48% for the first quarter of 2009 compared to 3.88% for the fourth quarter of 2008. This was principally due to a decline in the yield on interest earning assets caused partially by higher amortization of purchased SBA loans, and higher levels of liquidity that we maintained on our balance sheet.”

Net Interest Income, Yield on Assets, Cost of Liabilities
	Quarter Ended
	March 31, 2009	December 31, 2008	March 31, 2008
	(Dollars in thousands)
Interest and dividend income	$26,124	$28,891	$29,480
Interest expense	7,449	8,044	9,270
Net interest income before provision for credit losses	$18,675	$20,847	$20,210

Yield on assets	4.86%	5.35%	5.89%
Cost of liabilities	1.56%	1.64%	2.17%
Net interest spread	3.30%	3.71%	3.72%
Net interest margin	3.48%	3.88%	4.05%

Net interest income before provision for credit losses totaled $18.7 million for the quarter ended March 31, 2009, compared with $20.8 million for the quarter ended December 31, 2008, and $20.2 million for the quarter ended March 31, 2008. The decrease in net interest income before provision for credit losses between the first quarter and the fourth quarter of 2008 of $2.2 million was principally the result of the interest rate environment.  During the first quarter of 2009, interest income on community bank loans declined by $1.2 million due to the 47 basis point decline in the yield from average community bank loans.  The yield declined from 5.76% for the fourth quarter of 2008 to 5.29% for the first quarter of 2009.  This decline was related to the decline in the prime rate of interest that occurred during the fourth quarter of 2008.  In addition, premium amortization on purchased SBA loans and securities increased by $124,000 in the first quarter of 2009 to $684,000, as compared to $560,000 for the fourth quarter of 2008. As a result of the decline in the prime rate of interest and the increased amortization, the yield on purchased SBA loans and securities declined to 1.00% for the first quarter of 2009 compared to 3.13% for the fourth quarter of 2008.  Also in the first quarter of 2009, interest bearing deposits averaged $41.5 million and yielded 18 basis points compared to average interest bearing deposits for the fourth quarter of 2008 which averaged $24.1 million and yielded 60 basis points.  In the first quarter of 2009, the yield on total interest-earning assets decreased 49 basis points to 4.86% versus the fourth quarter of 2008 when the yield was 5.35%.

The Company’s cost of interest-bearing liabilities decreased eight basis points to 1.56% for the first quarter, compared with 1.64% for the fourth quarter. This decrease can be primarily attributed to the decline in rates paid on money market accounts.

Comparing the first quarter of 2009 to the first quarter of 2008, net interest income before provision for credit losses decreased $1.5 million as the yield on interest-earning assets declined 1.03% between the periods to 4.86% for the three months ended March 31, 2009 compared to 5.89% for the three months ended March 31, 2008.  The yield on interest-earning assets declined due to the factors discussed above; the decline in prime rate, the decline in the yield of purchased SBA loans and our decision to maintain additional liquidity on the balance sheet during the first quarter of 2009.

The cost of interest-bearing liabilities declined by 61 basis points to 1.56% for the first quarter of 2009 versus 2.17% for the same period a year ago. The decline was principally the result of the factors discussed above related to resetting money market and NOW account rates to market.

Provision for Credit Losses

See discussion of Reclassification of Financial Statement Presentation below.
	Quarter Ended
	March 31, 2009	December 31, 2008	March 31, 2008
	(Dollars in thousands)
Net interest income before provision for credit losses	$18,675	$20,847	$20,210
Provision for credit losses	4,181	2,373	1,891
Net interest income after provision for credit losses	$14,494	$18,474	$18,319

In the first quarter of 2009, provision for credit losses was $4.2 million compared with $2.4 million for the fourth quarter of 2008 and $1.9 million for the first quarter of 2008. The provision for credit losses in the first quarter of 2009 included $2 million for specific impairment on two loans, $1.8 million for other loans that demonstrated signs of weakness and an approximately $367,000 increase attributed to the construction and development lending portfolio.  Overall at March 31, 2009 our allowance for credit losses as a percent of loans held for investment was approximately 1.64% as compared to 1.30% at December 31, 2008, and .99% at March 31, 2008.  The allowance for loan losses for community bank loans for the same periods was 1.86%, 1.47%, and 1.23%, respectively.

Noninterest Income
	Quarter Ended
	March 31, 2009	December 31, 2008	March 31, 2008
	(Dollars in thousands)
Custodial, administrative and escrow services	$2,622	$2,534	$2,560
Loan administration	1,157	1,081	1,456
Gain on sale of loans held for sale	48	21	182
Gain on sale of investment	3,567	–	–
Other	811	704	625
Total noninterest income	$8,205	$4,340	$4,823

Noninterest income was $8.2 million for the quarter ended March 31, 2009 compared to $4.3 million for the quarter ended December 31, 2008, and $4.8 million for the quarter ended March 31, 2008. The increase between the first quarter of 2009 and fourth quarter of 2008 was principally the result of the sale of our approximate 7% stake in Matrix Financial Solutions, Inc.  We sold our investment in this entity which we had retained from our former joint venture for $4.3 million.  Proceeds from this sale were invested in the Bank as additional capital.  Additionally, the gain on sale of SBA originated loans continues to be below historical levels due to the current economic environment.  Management believes that current developments in this business sector will allow for increased levels of sales in future quarters.

Noninterest Expense

See discussion of Reclassification of Financial Statement Presentation below.
	Quarter Ended
	March 31, 2009	December 31, 2008	March 31, 2008
	(Dollars in thousands)
Compensation and employee benefits	$8,076	$7,297	$7,707
Subaccounting fees	3,440	3,849	5,215
Lower of cost or fair value adjustments	(577)	1,618	412
Occupancy and equipment	1,021	1,011	810
Other	6,017	6,431	4,189
Total noninterest expense	$17,977	$20,206	$18,333

Noninterest expense was $18.0 million for the quarter ended March 31, 2009, versus $20.2 million for the quarter ended December 31, 2008, and $18.3 million for the quarter ended March 31, 2008. Noninterest expense for the first quarter of 2009 decreased $2.2 million, or 11.0%, from the fourth quarter due principally to the decline of $2.2 million in expense associated with lower of cost or fair value adjustments.  During the first quarter of 2009 the interest rates and spread, on loans held for sale contracted, which favorably impacted valuations and fair value adjustment of our loans held for sale. Compensation and employee benefits increased $779,000 to $8.1 million in the first quarter compared with $7.3 million for the fourth quarter.  The increase was due to a reduction of the accrual for bonus payments that occurred in the fourth quarter of 2008 based on our results for the year.  Lower subaccounting fees resulted in a decline of noninterest expense of $409,000 between the first quarter of 2009 and fourth quarter of 2008 and a decline of $1.8 million between the first quarters of 2009 and 2008.  The decline was principally due to the decline in market interest rates upon which such fees are based.  Other expenses decreased $414,000 in the first quarter of 2009 versus the fourth quarter of 2008 notwithstanding a $408,000 increase in FDIC insurance premiums and other expenses of over $200,000 we incurred in connection with the anticipated sale of certain assets of our Sterling Trust Company subsidiary.  In relation to the fourth quarter of 2008, other expenses declined in the first quarter of 2009 due to reduced professional fees relating to our change in auditors as well as reduced legal fess and other loan collection expenses. A portion of the reduction in expenses between the periods was due to management’s efforts to reduce expenses.

Noninterest expense for the first quarter of 2009 declined $356,000 as compared to the first quarter of 2008. Increases in compensation and other expense were offset by lower subaccounting fees and change in the lower of cost or fair value adjustments.  The principal cause of the increase in other expenses that occurred between the first quarters of 2009 and 2008 included $455,000 for FDIC insurance, and the $200,000 of costs associated with our anticipated sale of Sterling assets.

Income Taxes.  For the quarter ended March 31, 2009, the Company’s effective tax rate was 30.6%.  The Company’s tax rate was 22.1% for the fourth quarter of 2008 and 30.1% for the first quarter of 2008.  For all periods the tax rate was impacted by the level of pre tax income and the utilization of New Markets Tax Credits.

Balance Sheet. The Company’s assets were $2.28 billion at March 31, 2009, compared with $2.26 billion at December 31, 2008. Assets grew $21 million in the first quarter of 2009, as we elected to maintain increased liquidity on our balance sheet.

Loan Portfolio
The table below includes loans held for investment:

	March 31, 2009	December 31, 2008	March 31, 2008
	(Dollars in thousands)
Community bank loans:
Commercial real estate	$411,296	$434,399	$294,993
Construction and development	410,515	401,009	293,923
Commercial	118,377	134,435	116,701
Multifamily	19,431	20,381	18,303
Consumer	73,396	49,440	8,630
Premium, net	200	216	211
Unearned fees	(3,491)	(3,565)	(2,734)
Total community bank loans	1,029,724	1,036,315	730,027

Wholesale loans:
Residential	117,809	125,630	143,088
SBA purchased loans - guaranteed	73,112	80,110	98,884
Premium on SBA purchased, guaranteed portions	6,542	7,084	8,814
(Discount) premium, net	331	345	(20)
Total wholesale loans	197,794	213,169	250,766
Total loans	$1,227,518	$1,249,484	$980,793

At March 31, 2009, community bank loans held for investment were $1.03 billion, an approximate $7 million decline from $1.04 million at December 31, 2008. For those same periods, wholesale loans declined $15 million to $198 million as the result of repayments.

In the Company’s community bank loan portfolio there are commercial real estate and construction and development (C&D) loans, as well as multifamily loans and consumer loans, all of which are collateralized by real estate.  In the first quarter of 2009, commercial real estate loans declined $23 million to approximately $411 million. This portion of the portfolio includes a wide variety of loan types that are geographically disbursed. The commercial real estate loan portfolio collateral is located approximately 39% in the Denver metropolitan area, 27% in other areas of Colorado, and 34% in areas outside Colorado. Approximately 37% of the portfolio is comprised of owner occupied projects.

At March 31, 2009, the C&D portfolio represented 33.4% of the held for investment loan portfolio compared to 32.1% at December 31, 2008. Within the C&D portfolio, construction loans totaled $298 million and land development loans were $112 million at March 31, 2009, compared to $278 million and $123 million, respectively, at December 31, 2008. At March 31, 2009 the construction loan portfolio consisted of 41% single family, 42% commercial projects, and 17% multifamily.

Asset Quality

The following table sets forth our nonperforming held for investment assets as of the dates indicated:

	March 31, 2009	December 31, 2008	March 31, 2008
	(Dollars in thousands)
Residential	$3,804	$3,238	$1,396
SBA purchased loans - guaranteed	791	791	767
Total wholesale	4,595	4,029	2,163

Commercial real estate	5,547	1,311	1,035
Construction and development	12,207	2,900	2,900
Commercial and industrial	1,151	283	2
SBA originated, guaranteed portions	299	124	327
Total community bank	19,204	4,618	4,264
Total nonperforming loans held for investment	23,799	8,647	6,427
REO	3,752	4,417	3,808
Total nonperforming assets	$27,551	$13,064	$10,235

Total nonperforming assets increased $14.5 million in the first quarter of 2009 as compared to the fourth quarter of 2008. Residential nonperforming loans increased $566,000, and represent 3.23% of the residential loans held for investment portfolio. Nonperforming community bank loans held for investment increased by $14.6 million principally due to two loans, both of which became nonperforming in the first quarter of 2009.  Nonperforming community bank loans held for investment represent 1.86% of that portfolio.

The table below shows the nonperforming loans that are held for sale which are subject to the fair value adjustment for loans held for sale:

	March 31, 2009	December 31, 2008	March 31, 2008
	(Dollars in thousands)
Residential	$7,870	$6,493	$5,567
Total wholesale	7,870	6,493	5,567

Multifamily	6,759	6,759	–
Total community bank	6,759	6,759	–
Total nonperforming loans held for sale	$14,629	$13,252	$5,567

In total, nonperforming loans, inclusive of loans held for sale and loans held for investment are 2.53% of total loans.  Net charge-offs for the first quarter of 2009 were $280,000 compared to $141,000 for the fourth quarter of 2008. There were no residential charge offs from the held for investment portfolio in the quarters ended March 31, 2009 and December 31, 2008, and $146,000 of net charge offs in the quarter ended March 31, 2008.  Community bank loan charge-offs were $280,000 or 11 basis points, in the first quarter of 2009, compared to $141,000, or five basis point annualized in the fourth quarter of 2008.  The allowance for credit losses as a percentage of community bank loans was 1.86%, 1.47%, and 1.23% at March 31, 2009, December 31, 2008, and March 31, 2008, respectively.

At March 31, 2009, the Company’s held to maturity mortgage-backed investment security portfolio had an amortized cost of $428 million. The Company’s available for sale mortgage-backed investment security portfolio had a fair value of $59 million. At March 31, 2009, the fair value of the available for sale securities was $20.4 million less than the cost, net of tax. This loss is an unrealized loss recognized in other comprehensive income.

At March 31, 2009, we have determined the fair value of securities using the guidance of FAS 157, as revised through FAS 157-3.  We will adopt FAS 157-4 for June 30, 2009.  In addition, the Company will adopt FAS 115-2 and FAS 107-1 for the June 30, 2009, quarter. We initially obtain prices for securities from two nationally recognized pricing services.  When the prices varied significantly and, based on other performance factors, we select securities for additional analysis that includes review of forecasted cash flow information.  We utilized two separate independent firms to provide management with analyses that we evaluate to determine fair value of such securities and temporary vs. other-than-temporary impairments.  Aside from the two held to maturity securities that were deemed other-than-temporarily impaired at December 31, 2008, the portfolio remains substantially investment grade, and we believe the decline in fair value of the remaining portfolio is due principally to temporary conditions in the marketplace.

Deposits. At March 31, 2009, deposits, including custodial escrow balances, increased $25 million to $1.78 billion, as compared with $1.75 billion at December 31, 2008. Community bank deposits increased $42 million, or 22%, in 2009 to $234 million at March 31, 2009, versus $192 million at December 31, 2008. During the first quarter of 2009, retail deposits increased as a result of successful marketing efforts which resulted in higher money market account balances and certificate deposits.

Capital. At March 31, 2009, the Company’s equity leverage ratio was 4.69% compared with 4.51% at December 31, 2008. The increase in the leverage ratio was the result of earnings for the period and an increase in the value of certain available for sale investment securities. The Bank’s tier-1 core capital, total risk-based and tier-1 risk-based capital ratios are approximately 8.06%, 10.45% and 9.60%, respectively, as of March 31, 2009, all of which are in excess of regulatory requirements of 5%, 10% and 6%, respectively.

Sale of Sterling Assets.  On April 8, 2009, the Company announced that its wholly owned subsidiary, Sterling Trust Company (“Sterling” or “seller”), has agreed to sell certain of its assets to Equity Trust Company and a newly formed administrative services company affiliated with Equity Trust Company (together, the “Buyer”) for $61.2 million less direct expenses and subject to certain adjustments as provided for in the definitive purchase agreement, and the assumption by Buyer of certain liabilities of Sterling. The Buyer will pay 25% of the purchase price in cash at closing and the remainder through financing to the Buyer from seller.  The seller financing will have a term of seven years, will bear interest at the prime rate, as adjusted from time to time, and is subject to certain floors and ceilings on the rate.  The seller financing calls for equal monthly payments of principal plus accrued interest for the next seven years.  The after tax gain from the asset sale transaction is estimated to be $35.6 million.  Sterling expects to dividend the instruments evidencing the seller financing and after tax cash proceeds to the Company following closing.  The Company expects to contribute a portion of the proceeds to the Bank over time.  Management anticipates the transaction will close in the second quarter of 2009.

Conference Call
Any investor or interested individual can listen to the teleconference, which is scheduled to begin at 9:00 AM MDT (11:00 AM EDT) on Tuesday, May 12, 2009. To participate in the teleconference, please call toll-free 1-877-941-2333 (or 1-480-629-9723 for international callers) approximately 10 minutes prior to the start time. You may also listen to the teleconference live on the Company’s website, www.uwbancorp.com, and accessing the Investor Relations tab, or by accessing http://www.talkpoint.com/viewer/starthere.asp?Pres=126025.

For those unable to attend, an archive of the conference call will be hosted on these websites.

About United Western Bancorp, Inc.
Denver-based United Western Bancorp, Inc. is focused on developing its community-based banking network through its subsidiary, United Western Bank, by strategically positioning branches across Colorado’s Front Range market and certain mountain communities. This area spans the eastern slope of the Rocky Mountains – from Pueblo to Fort Collins, and from metropolitan Denver to the Roaring Fork Valley. United Western Bank plans to grow its network to an estimated ten to twelve community bank locations over the next three to five years. In addition to community-based banking, United Western Bancorp, Inc. and its subsidiaries offer deposit services to institutional customers and custodial, administrative, and escrow services through its wholly owned subsidiary, Sterling Trust Company. For more information, please visit our web site at www.uwbancorp.com.

Forward-Looking Statements
This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties.  Forward-looking statements include information concerning our future results, interest rates, loan and deposit growth, operations, community bank implementation and business strategy. These statements often include terminology such as “may,” “will,” “expect,” “anticipate,” “predict,” “believe,” “plan,” “estimate,” “continue,” “could,” “should,” “would,” “believe,” “intend,” “projects,” or the negative thereof or other variations thereon or comparable terminology and similar expressions.  As you consider forward-looking statements, you should understand that these statements are not guarantees of performance or results.  They involve risks, uncertainties and assumptions that could cause actual results to differ materially from those in the forward-looking statements.  These factors include, but are not limited to: the successful implementation of our community banking strategies; the ability to secure, timing of, and any conditions imposed thereon of any, regulatory approvals or consents for new branches or other contemplated actions; the availability of suitable and desirable locations for additional branches; the continuing strength of our existing business, which may be affected by various factors, including but not limited to interest rate fluctuations, level of delinquencies, defaults and prepayments, increased competitive challenges, and expanding product and pricing pressures among financial institutions; changes in financial market conditions, either internationally, nationally or locally in areas in which we conduct our operations, including without limitation, reduced rates of business formation and growth, commercial and residential real estate development, real estate prices and other recent problems in the commercial and residential real estate markets; demand for loan products and financial services; unprecedented fluctuations in markets for equity, fixed-income, commercial paper and other securities, including availability, market liquidity levels, and pricing; increases in the levels of losses, customer bankruptcies, claims and assessments; the extreme levels of volatility and limited credit currently being experienced in the financial markets; changes in political and economic conditions, including the economic effects of terrorist attacks against the United States and related events; legal and regulatory developments, such as changes in fiscal, monetary, regulatory, trade and tax policies and laws, including policies of the U.S. Department of Treasury and the Federal Reserve Board; our participation, or lack thereof, in governmental programs implemented under the Emergency Economic Stabilization Act (the “EESA”), including without limitation the Troubled Asset Relief Program (“TARP”), and the Capital Purchase Program (the “CPP”), and the impact of such programs and related regulations on our business and on international, national, and local economic and financial markets and conditions; and the risks and uncertainties discussed elsewhere and/or set forth from time to time in our other periodic reports filings, and public statements.   There can be no assurance that the EESA or other programs aimed at economic recovery, such as the American Recovery and Reinvestment Act of 2009, will have a beneficial impact on the financial markets, including current extreme levels of volatility. To the extent the markets do not respond favorably to the TARP or CPP or the TARP or CPP do not function as intended, our business may not receive the anticipated positive impact from the legislation.  In addition, the U.S. Government, Federal Reserve and other governmental and regulatory bodies have taken or are considering taking other actions to address the financial crisis.  We cannot predict whether or when such actions may occur or what impact, if any, such actions could have on our business, results of operations and financial condition and we may become subject to new or heightened legal standards and regulatory requirements, practices or expectations which may impede our profitability or affect our financial condition.

Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release.

Any forward-looking statements made by the Company speak only as of the date on which the statements are made and are based on information known to us at that time. We do not intend to update or revise the forward-looking statements made in this press release after the date on which they are made to reflect subsequent events or circumstances, except as required by law.

FINANCIAL TABLES FOLLOW

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	March 31,	December 31,
	2009	2008
Assets
Cash and due from banks	$87,920	$22,332
Interest-earning deposits	374	548
Federal funds sold	–	–
Total cash and cash equivalents	88,294	22,880
Investment securities – available for sale, at estimated fair value	59,149	59,573
Investment securities – held to maturity, at amortized cost	479,321	498,464
Loans held for sale – at lower of cost or fair value	292,851	291,620
Loans held for investment	1,227,518	1,249,484
Allowance for credit losses	(20,084)	(16,183)
Loans held for investment, net	1,207,434	1,233,301
FHLBank stock, at cost	29,140	29,046
Mortgage servicing rights, net	8,714	9,496
Accrued interest receivable	7,778	8,973
Other receivables	16,966	15,123
Premises and equipment, net	27,088	25,960
Bank owned life insurance	25,467	25,233
Other assets, net	10,174	11,243
Deferred income taxes	23,381	23,324
Foreclosed real estate	3,752	4,417
Total assets	$2,279,509	$2,258,653

Liabilities and shareholders’ equity
Liabilities:
Deposits	$1,735,642	$1,724,672
Custodial escrow balances	44,090	29,697
FHLBank borrowings	216,693	226,721
Borrowed money	117,413	119,265
Junior subordinated debentures owed to unconsolidated subsidiary trusts	30,442	30,442
Income tax payable	2,558	364
Other liabilities	25,651	25,543
Total liabilities	2,172,489	2,156,704

Shareholders’ equity:
Common stock	1	1
Additional paid-in capital	24,200	23,856
Retained earnings	103,191	100,348
Accumulated other comprehensive loss	(20,372)	(22,256)
Total shareholders’ equity	107,020	101,949
Total liabilities and shareholders’ equity	$2,279,509	$2,258,653

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in thousands, except share information)

	Quarter Ended
	Mar. 31,	Dec. 31,	Mar. 31
	2009	2008	2008
Interest and dividend income:
Community bank loans	$14,342	$15,582	$13,425
Wholesale residential loans	4,699	4,884	5,645
Other loans	69	593	1,188
Investment securities	6,901	7,681	8,652
Deposits and dividends	113	151	570
Total interest and dividend income	26,124	28,891	29,480

Interest expense:
Deposits	3,282	3,575	3,712
FHLBank borrowings	2,381	2,668	3,793
Other borrowed money	1,786	1,801	1,765
Total interest expense	7,449	8,044	9,270

Net interest income before provision for credit losses	18,675	20,847	20,210
Provision for credit losses	4,181	2,373	1,891
Net interest income after provision for credit losses	14,494	18,474	18,319

Noninterest income:
Custodial, administrative and escrow services	2,622	2,534	2,560
Loan administration	1,157	1,081	1,456
Gain on sale of loans held for sale	48	21	182
Gain on sale of investment of Matrix Financial Solutions, Inc.	3,567	–	–
Other	811	704	625
Total noninterest income	8,205	4,340	4,823

Noninterest expense:
Compensation and employee benefits	8,076	7,297	7,707
Subaccounting fees	3,440	3,849	5,215
Amortization of mortgage servicing rights	795	762	709
Lower of cost or fair value adjustments on loans held for sale	(577)	1,618	412
Occupancy and equipment	1,021	1,011	810
Postage and communication	388	377	342
Professional fees	1,182	1,454	601
Mortgage servicing rights subservicing fees	368	402	441
Other general and administrative	3,284	3,436	2,096
Total noninterest expense	17,977	20,206	18,333

Income before income taxes	4,722	2,608	4,809
Income tax provision	1,446	576	1,445
Net income	$3,276	$2,032	$3,364

Net income per share – basic	$0.45	$0.28	$0.46
Net income per share – assuming dilution	0.45	0.28	0.46

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCE SHEET
(Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31, 2009			December 31, 2008
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets
Interest-earning assets:
Community bank loans:
Commercial real estate loans	$389,495	$5,614	5.85%	$382,772	$5,792	6.02%
Construction and development loans	385,996	4,631	4.87	369,382	5,031	5.42
Originated SBA loans	137,979	1,890	5.56	132,227	2,260	6.80
Multifamily loans	49,628	631	5.09	45,209	524	4.64
Commercial loans	113,517	1,546	5.52	124,634	1,872	5.98
Consumer and other loans	22,399	30	0.54	21,861	103	1.87
Total community bank loans	1,099,014	14,342	5.29	1,076,085	15,582	5.76
Wholesale assets:
Residential loans	362,265	4,699	5.19	365,728	4,884	5.34
Purchased SBA loans and securities	136,348	336	1.00	144,024	1,132	3.13
Mortgage-backed securities	498,120	6,635	5.33	514,990	7,142	5.55
Total wholesale assets	996,733	11,670	4.68	1,024,742	13,158	5.14
Interest-earning deposits	41,477	19	0.18	24,120	37	0.60
FHLBank stock	29,047	93	1.30	28,934	114	1.57
Total interest-earning assets	2,166,271	$26,124	4.86%	2,153,881	$28,891	5.35%

Noninterest-earning assets:
Cash	24,890			20,259
Allowance for credit losses	(20,109)			(17,145)
Premises and equipment	26,473			24,860
Other assets	95,828			95,211
Total noninterest-earning assets	127,082			123,185
Total assets	$2,293,353			$2,277,066

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Passbook accounts	$327	$–	0.25%	$265	$–	0.64%
Money market and NOW accounts	1,399,274	1,965	0.57	1,379,978	2,299	0.66
Certificates of deposit	150,809	1,317	3.54	136,512	1,276	3.72
FHLBank borrowings	224,392	2,381	4.24	275,160	2,668	3.79
Repurchase agreements	80,201	905	4.51	80,641	851	4.13
Borrowed money and junior subordinated debentures	68,442	881	5.15	59,051	950	6.30
Total interest-bearing liabilities	1,923,445	7,449	1.56%	1,931,607	8,044	1.64%

Noninterest-bearing liabilities:
Demand deposits (including custodial escrow balances)	243,815			219,844
Other liabilities	22,015			22,120
Total noninterest-bearing liabilities	265,830			241,964
Shareholders’ equity	104,078			103,495
Total liabilities and shareholders’ equity	$2,293,353			$2,277,066

Net interest income before provision for credit losses		$18,675			$20,847
Interest rate spread			3.30%			3.71%
Net interest margin			3.48%			3.88%
Ratio of average interest-earning assets to average interest-bearing liabilities			112.62%			111.51%

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
OPERATING RATIOS AND OTHER SELECTED DATA
(Unaudited)
(Dollars in thousands, except share information)

	Quarter Ended
	Mar. 31,	Dec. 31,	Mar. 31,
	2009	2008	2008

Weighted average shares – basic	7,257,431	7,227,046	7,264,471
Weighted average shares – assuming dilution	7,257,431	7,227,046	7,264,471
Number of shares outstanding at end of period	7,253,113	7,253,391	7,318,818

Operating Ratios & Other Selected Data (1)
Return of average equity	12.46%	7.85%	11.60%
Operating efficiency ratios (3)	63.92%	73.77%	70.40%
Book value per share (end of period)	$14.76	$14.06	$15.38
Yield on assets	4.86%	5.35%	5.89%
Cost of liabilities	1.56%	1.64%	2.17%
Net interest margin (2)	3.48%	3.88%	4.05%

Asset Quality Information (1)
Community bank allowance for credit losses	$19,152	$15,232	$9,000
Allowance to community bank loans(4)	1.86%	1.47%	1.23%
Residential allowance for credit losses	$893	$909	$641
Allowance to residential loans(4)	0.76%	0.72%	0.45%
Allowance for credit losses	$20,084	$16,183	$9,694
Allowance for credit losses to total loans(4)	1.64%	1.30%	0.99%
Community bank net charge offs (4)	$280	$141	$52
Residential net charge offs (4)	0	0	146
Commercial nonaccrual loans (4)	18,905	4,494	3,937
Residential nonaccrual loans (4)	3,804	3,238	1,396
Commercial guaranteed nonaccrual loans(4)	299	124	327
Nonaccrual loans held for investment	23,799	8,647	6,427
Nonaccrual loans held for sale	14,629	13,252	5,567
Real estate owned	3,752	4,417	3,808
Total nonaccrual assets and REO	42,180	26,316	15,802
Total residential loans allowance to nonaccrual residential loans (4)	23.48%	28.07%	45.89%
Ratio of allowance for credit losses to total nonaccrual loans	84.39%	187.15%	150.83%
Total nonaccrual residential loans to total residential loans (4)	3.23%	2.58%	0.98%
Total nonaccrual commercial loans to total commercial loans (4)	12.03%	0.69%	2.56%
Total nonaccrual assets and REO to total assets	1.85%	1.17%	0.74%

(1) Calculations are based on average daily balances where available and monthly averages otherwise, as applicable.
(2) Net interest margin has been calculated by dividing net interest income before credit losses by average interest earning assets.
(3) The operating efficiency ratios have been calculated by dividing noninterest expense, excluding amortization of mortgage servicing rights, by operating income.  Operating income is equal to net interest income before provision for credit losses plus noninterest income.

(4) Excludes loans held for sale.